ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

  EXHIBIT 4(k) Amendment Number Three to the Loan and Security Agreement by and between Congress Financial Corporation (Southern) as Lender and the Registrant, One Price Clothing of Puerto Rico, Inc. and One Price Clothing - U.S. Virgin Islands, Inc. as Borrowers dated February 19, 1998.


                                       AMENDMENT NO. 3 TO FINANCING AGREEMENTS



                                                              February 19, 1998



One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

Gentlemen:

         Congress Financial Corporation (Southern) ("Lender"), One Price Clothing Stores, Inc. ("One Price") and One Price Clothing of Puerto Rico, Inc. ("One Price PR"; and together with One Price, individually referred to as a "Borrower" and collectively as the "Borrowers") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the "Loan Agreement"), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, and by Amendment No. 2 to Financing Agreements, dated June 17, 1997, together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.



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         Borrowers have requested that Lender (a) agree to a temporary  increase in one of the components of the lending formula with respect to Eligible Inventory, as supported by the results of an updated appraisal of the Inventory of Borrowers obtained by Lender prior to the date hereof, (b) agree to lower the amount of Adjusted Net Worth required to be maintained by Borrowers, (c) agree to increase the maximum outstanding amount of advances permitted to be made by Borrowers to vendors as deposits against purchase orders, (d) waive for a limited period, Lender's rights to establish certain Availability Reserves by reason of, and Lender's rights to treat as a Direct Remittance Event, Borrowers' failure to maintain Excess Availability in the applicable amounts specified in the Loan Agreement, (e) agree to extend the Renewal Date to March 31, 2001 and amend the early termination fee provisions in connection therewith, and (f) consent to certain proposed modifications to the Carolina Bank Agreements. Lender is willing to do so on the terms and conditions and to the extent set forth herein.

         In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1. Temporary Waiver. Lender hereby waives (a) Lender's rights to establish Availability Reserves pursuant to Section 2.4(d) of the Loan Agreement by reason of the failure of Borrowers to maintain Excess Availability of at least $3,000,000 at any time or times during the Temporary Waiver Period (as defined below) or prior thereto, and (b) Lender's rights to treat as a Direct Remittance Event under Section 6.3 of Loan Agreement, the failure by Borrowers to maintain Excess Availability of at least $2,500,000 at any time or times during the Temporary Waiver Period or prior thereto. As used herein, the term "Temporary Waiver Period" shall mean the period from the date hereof to and including June 30, 1998; provided, however, that the Temporary Waiver Period shall terminate automatically, without notice, upon the occurrence of any Event of Default or any event or existence of any state of facts that would, with notice or passage of time, or both, constitute an Event of Default.

         2. Temporary Increase in Component of Lending Formula. Clause (i)(A) of
Section 2.1(a) of the Loan Agreement is hereby amended on a temporary basis, effective only during the Temporary Increase Period (as defined below), by substituting the phrase "sixty-five (65%) percent" for the phrase "sixty (60%) percent" otherwise provided in said clause. As used herein, the term "Temporary Increase Period" shall mean the period commencing as of January 30, 1998 and ending on June 30, 1998; provided, however, that the Temporary Increase Period shall terminate automatically, without notice, upon the occurrence of an Event of Default or any event or existence of any state of facts that would, with notice or passage of time, or both, constitute an Event of Default. The temporary increase in one of the components of the lending formula in respect of Eligible Inventory provided for herein during the Temporary Increase Period shall nevertheless be subject to Lender's rights to establish and revise Availability Reserves, as well as the sublimits and other rights and remedies of Lender pursuant to the Loan Agreement and other Financing Agreements. Upon the termination of the Temporary Increase Period, the percentage set forth in clause
(i)(A) of Section 2.1(a) shall automatically revert to sixty (60%) percent.

         3. Adjusted Net Worth Covenant. Section 9.14 of the Loan Agreement is hereby amended by deleting the number "$34,000,000" appearing therein, and substituting therefor, the number "$25,000,000", effective as of January 30, 1998.

         4. Permitted Advances to Vendors. Clause (ii) of the proviso set forth in Section 9.10(e) of the Loan Agreement is hereby amended by deleting the number "$1,000,000" appearing therein, and substituting therefor, the number "$2,000,000", effective as of the date hereof.

         5.       Term.

         (a) The first sentence of Section 12.1(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor, effective as of January 30, 1998:

                  "(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 31, 2001 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

         (b) The first sentence of Section 12.1(c) of the Loan Agreement (as previously amended) is hereby amended, effective as of January 30, 1998, by deleting Sections 12.1(c)(i), (ii) and (iii) thereof in their entirety, and substituting therefor, the following Sections 12.1(c)(i) and 12.1(c)(ii):

           "(i)  .75% of the Inventory         March 26, 1997 to and
                     Loan Limit                including March 30, 1999

           (ii)  .25% of the Inventory         March 31, 1999 to and
                     Loan Limit                including March 31, 2000."

         6.       Carolina First Bank.

                  (a) Lender hereby consents to an extension of the term of the Carolina Bank Documents for a period not to exceed an additional one year and an increase in the line of credit available for letters of credit issued for One Price's account thereunder from $3,000,000 to $4,000,000.
                  (b) Lender's consent pursuant to Section 6(a), shall, however, be conditioned upon Lender's receipt, in form and substance satisfactory to Lender, of the written agreements between One Price and Carolina Bank setting forth the foregoing modifications, together with, if required by Lender, a written confirmation by Carolina Bank of the continued effectiveness of the Intercreditor Agreement, dated May 16, 1997, between Lender and Carolina Bank, in form and substance satisfactory to Lender and accompanied by the written agreement and acknowledgment of One Price.

         7. Conditions Precedent. The effectiveness of the consent, waiver and amendments set forth herein are further conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

                  (a) No Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

                  (b) Lender shall have received an original of this Amendment, duly authorized, executed and delivered by Borrowers and One Price VI.

         8. Fee. As partial consideration for Lender's entering into this Amendment, Borrowers agree to pay Lender a fee in the amount of $10,000, which fee is fully earned and payable as of the date hereof, and may be charged by Lender directly to Borrowers' Revolving Loan Account maintained by Lender.

         9.       Miscellaneous.

                  (a) Entire Agreement; Ratification and Confirmation of the Financing Agreements. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except for those provisions specifically modified or waived pursuant hereto, subject, nevertheless to the periods of effectiveness of the temporary waiver and temporary amendment set forth, respectively, in Sections 1 and 2 hereof, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

                  (b) Governing Law. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Georgia, without regard to principles of conflicts of law.

                  (c) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

                  (d) Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

         By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                                                 Very truly yours,

                                                 CONGRESS FINANCIAL CORPORATION
                                                 (SOUTHERN)

                                                 By: /s/ Morris P. Holloway
                                                 Title:    First Vice President

AGREED AND ACCEPTED:

ONE PRICE CLOTHING STORES, INC.

By:      /s/  Stephen A. Feldman
Title:   Executive VP & CFO

ONE PRICE CLOTHING OF PUERTO RICO, INC.

By:      /s/  C. Burt Duren
Title:   Treasurer

CONSENTED TO AND AGREED:

ONE PRICE CLOTHING - U.S. VIRGIN ISLANDS, INC.

By:      /s/  C. Burt Duren
Title:  Treasurer